Exhibit 10(r)
AMENDMENT TO CHANGE OF CONTROL AGREEMENT

THIS AMENDMENT TO CHANGE OF CONTROL AGREEMENT dated as of January 26, 2006 (this "Amendment"), amends that certain Change of Control Agreement dated September 22, 2003 (the “Agreement”) by and among DNB FINANCIAL CORPORATION ("Holding Company"), DNB FIRST, NATIONAL ASSOCIATION (formerly known as Downingtown National Bank), a national banking association with principal offices at 4 Brandywine Avenue, Downingtown, PA 19335 ("Bank") (Holding Company and Bank are sometimes referred to individually and collectively herein as the "Company") and ______________________, an individual ("Executive").

Background

A. Company and Executive wish to modify the Agreement to increase the “Base Severance” payable to Executive under certain circumstances, specified in the Agreement, after the occurrence of a “Change in Control” (as defined in the Agreement).

B. The Boards of Directors of the Holding Company and the Bank have each approved this Agreement and it is intended to be maintained as part of the official records of the Holding Company and the Bank.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

1. Definitions. Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the respective meanings assigned thereto in the Agreement.

2. Change in Certain Severance Payment Amounts. Paragraph (f)(I) of Section 7 of the Agreement is hereby amended to read in full as follows:

(I) Base Severance. An amount equal to: (A) the annual base salary paid to the Executive and includible in the Executive's gross income for federal income tax purposes during the year in which the date of termination occurs by Company and any of its subsidiaries subject to United States income tax; multiplied by (B) 2.00. Such payment shall be made in a lump sum within one (1) calendar week following the date of termination, subject to withholding by the Company as required by applicable law and regulations. Notwithstanding any provision of this Agreement or any other agreement of the parties, if the severance payment or payments under this Agreement, either along or together with other payments which the Executive has the right receive from the Company, would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision, such lump sum severance payment shall be reduced to the largest amount as will result in no portion of the lump sum severance payment under this Agreement being subject to the excise tax imposed by Section 4999 of the Code.

3. Reaffirmation of Agreement as Amended; Conflicts. All of the provisions of the Agreement, as amended by this Amendment, remain in full force and effect. In the event that any express provision of the Agreement conflicts with any express provision of this Amendment, the express provisions of this Amendment shall control. All references to the “Agreement” hereafter shall mean the Agreement as amended by this Amendment.

4. Amendments. No amendments to this agreement shall be binding unless in a writing, signed by both parties, which states expressly that it amends the Agreement.

5. Prior Agreements. There are no other agreements between Company and Executive regarding the subject matter of this Amendment. This Amendment is the entire agreement of the parties with respect to its subject matter and supersedes any and all prior or contemporaneous discussions, representations, understandings or agreements regarding its subject matter.

6. Assigns and Successors. The rights and obligations of Company and Executive under this Amendment shall inure to the benefit of and shall be binding upon the successors and assigns of Company and Executive, respectively, provided, however, that Executive shall not assign or anticipate any of his rights hereunder, whether by operation of law or otherwise. For purposes of this Agreement, “Company” shall also refer to any successor to Holding Company or Bank, whether such succession occurs by merger, consolidation, purchase and assumption, sale of assets or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused the due execution of this Agreement as of the date first set forth above.

Attest: _________________________ Ronald K. Dankanich Secretary	Holding Company: DNB FINANCIAL CORPORATION By:________________________________ William S. Latoff Chief Executive Officer
Attest: _________________________ Print Name: ____________________ Secretary	Bank DNB FIRST, NATIONAL ASSOCIATION By:________________________________ William S. Latoff Chief Executive Officer
Witness: _______________________________ Print Name: _____________________	Executive: __________________________ __________________________ Individually